Structured Investments Opportunities in U.S. Equities

Free Writing Prospectus

Registration Statement No. 333-277211

May 24, 2024

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Stock-Linked Underlying Supplement dated February 21, 2024)

Contingent Income Auto-Callable Securities with Memory due June 4, 2027

Based on the Performance of the Common Stock of PayPal Holdings, Inc.

Principal at Risk Securities

This document provides a summary of the terms of the Contingent Income Auto-Callable Securities with Memory (the “securities”), which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Stock-Linked Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	June 4, 2027
Underlying shares:	The common stock of Meta PayPal Holdings, Inc. (Bloomberg symbol: PYPL UW). For more information about the underlying shares, including historical performance information, see the accompanying free writing prospectus.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying shares is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date together with any previously unpaid Contingent Coupons with respect to any prior Observation Dates. No further payments will be made on the securities once they have been redeemed.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the Contingent Coupon otherwise due on such date together with any previously unpaid Contingent Coupons with respect to any prior Observation Dates.
Contingent coupon payment:	On each coupon payment date on which the closing price of the underlying shares is equal to or greater than the coupon barrier, we will pay a coupon payment of at least $28.375 per quarter (equivalent to at least 11.35% per annum of the stated principal amount) per security on the related coupon payment date plus any previously unpaid contingent coupons, unless the securities were previously redeemed early. The actual coupon payment will be determined on the trade date. You may not receive any coupon payments over the term of the securities.
Determination dates*:	September 3, 2024, December 2, 2024, February 28, 2025, June 2, 2025, September 2, 2025, December 1, 2025, March 2, 2026, June 1, 2026, August 31, 2026, November 30, 2026, March 1, 2027 and June 1, 2027 (the Final Valuation Date), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment dates*:	September 6, 2024, December 5, 2024, March 5, 2025, June 5, 2025, September 5, 2025, December 4, 2025, March 5, 2026, June 4, 2026, September 3, 2026, December 3, 2026, March 4, 2027 and June 4, 2027 (the Maturity Date), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Coupon barrier:	65.00% of the initial share price
Downside threshold level:	65.00% of the initial share price

*The pricing date, trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities

Payment at maturity:	If the final price is equal to or greater than the downside threshold level:

HSBC will pay you a cash payment on the Maturity Date equal to: (i) the stated principal amount plus (ii) the contingent coupon otherwise due on such date together with any previously unpaid contingent coupons with respect to any prior Determination Dates

	If the final price is less than the downside threshold level:	HSBC will pay you a cash payment on the Maturity Date equal to: (i) the stated principal amount multiplied by (ii) the share performance factor
If the securities are not redeemed early and the final price is less than the downside threshold level, you will lose 1% of the Principal Amount for each 1% that the final price is below the initial price and, in extreme situations, you could lose all of your initial investment.

Share performance factor:	Final share price / Initial share price
Call threshold level:	100.00% of the initial price
Initial price:	The official closing price of the underlying shares on the pricing date, as determined by the calculation agent.
Final price:	The official closing price of the underlying shares on the final determination date, as determined by the calculation agent.
Principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	May 31, 2024
Trade date*:	May 31, 2024
Original issue date*:	June 5, 2024 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the trade date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any."
CUSIP / ISIN:	40447A6Y5 /US40447A6Y59
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465924065071/tm2414968d36_fwp.htm

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities
• The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
• The contingent repayment of principal applies only if you hold the securities to maturity.
• Higher Contingent Coupons or lower downside threshold levels are generally associated with underlying shares with greater expected volatility and therefore can indicate a greater risk of loss.
• Investors will not participate in any appreciation in the price of the underlying shares and will not have the same rights during the term of the securities as holders of the underlying shares.
• The securities may be called prior to the maturity date.
Risks Relating to the Underlying Shares
• Single stock risk.
• No affiliation with PayPal Holdings, Inc.
General Risk Factors
• Credit risk of HSBC USA Inc.
• The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
• The price of your securities in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
• No affiliation with the issuer of the underlying shares.
• If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.
• Hedging and trading activity by our affiliates could adversely affect the value of the securities.
• The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.
• As a holder of the securities, you will not have any ownership interest or rights in the underlying shares.
• There is limited anti-dilution protection.
• In some circumstances, the payment you receive on the securities may be based on the shares of another company and not PayPal Holdings, Inc.
• The securities are not insured by any governmental agency of the United States or any other jurisdiction.
• The market price will be influenced by many unpredictable factors.
• The securities will not be listed on any securities exchange and secondary trading may be limited.
• The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.